Columbia Bank Announces
The Appointment of Oliver E. Lewis, Jr. to
Executive Vice President, Head of Commercial Banking

FAIR LAWN, NJ – January 4, 2021 – Columbia Bank is pleased to announce that Oliver Lewis has been appointed to Executive Vice President, Head of Commercial Banking. In his new role, Mr. Lewis will be responsible for the Commercial Banking Division consisting of the Bank’s Commercial & Industrial, SBA, Middle Market, Commercial Real Estate and Construction lending activities, Treasury Management Sales and the Business Development Department.

Mr. Lewis has served as Columbia Bank’s Senior Vice President, Commercial Banking Market Manager since May of 2019. In that role he was responsible for the Central and Southern New Jersey lending regions. Prior to joining Columbia, Mr. Lewis held several leadership roles within the financial services industry, including as a Market Executive at JP Morgan Chase and Treasury Services, Regional Sales Executive.

"Oliver has been an exemplary leader throughout his time at Columbia Bank and is well-versed in many areas from lending to sales to treasury management services,” said Thomas J. Kemly, President and CEO of Columbia Bank. "With over 25 years of experience, he is well positioned to accelerate the growth of our Commercial Banking strategy.”

Mr. Lewis is an active member in his community and currently serves as a Board Member for the NJ Chamber of Commerce and as a member of the Flemington Presbyterian Church. He holds a MBA from Rutgers University. Prior to starting his banking career, Oliver served in the United States Air Force, where he attained the rank of Captain. He also holds a B.S. in Aviation Administration from Embry-Riddle Aeronautical University. He currently lives in Flemington, New Jersey with his wife and two sons.

About Columbia Bank

Headquartered in Fair Lawn, NJ Columbia Bank has an asset base of nearly $8.9 billion and operates 61 full-service offices throughout New Jersey. Columbia Bank offers a wide range of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. For more information about Columbia Bank’s full line of products and services, visit their website at ColumbiaBankOnline.com.